Exhibit 10.15

DIVERSEY HOLDINGS, LTD.
Restricted SHARE Notice
(2021 Omnibus Incentive PLAN)

Diversey Holdings, Ltd. (the “Company”), pursuant to its 2021 Omnibus Incentive Plan (the “Plan”), hereby grants to Participant an Award of the number of Restricted Shares set forth below (the “Restricted Shares” or “Award”). The Award is subject to all of the terms and conditions as set forth in this Restricted Share Notice (this “Grant Notice”) and in the Restricted Share Agreement (attached hereto as Attachment I) and the Plan, both of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein but defined in the Plan or the Restricted Share Agreement will have the same meaning as in the Plan or the Restricted Share Agreement. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan will control.

Name of Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Shares Subject to the Award:

Vesting Schedule:           [Time or performance vesting criteria to be inserted].

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Restricted Share Agreement and the Plan. Participant acknowledges and agrees that this Grant Notice and the Restricted Share Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the Restricted Share Agreement and the Plan set forth the entire agreement and understanding between Participant and the Company regarding the Restricted Shares granted pursuant to the Award specified above and supersede all prior oral and written agreements, promises and/or representations on that subject, with the exception of (i) Awards previously granted and delivered to the Participant, and (ii)  any clawback or other compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

DIVERSEY HOLDINGS, LTD.	PARTICIPANT:

By:

Signature	Signature

Title:	Date:

Date:

Attachments: Restricted Share Agreement

2

Attachment I

Diversey holdings, ltd.
2021 omnibus incentive PLAN

RESTRICTED SHARE Agreement

Pursuant to the Restricted Share Grant Notice (the “Grant Notice”) and this Restricted Share Agreement (this “Agreement”), Diversey Holdings, Ltd. (the “Company”) has granted you an Award of Restricted Shares, under its 2021 Omnibus Incentive Plan (the “Plan”), for the number of Restricted Shares indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same meaning as in the Plan.

If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. The details of your Award of Restricted Shares (this or your “Award”), in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.           Grant of the Award. This Award was granted in consideration of your services to the Company.

2.           Vesting. Subject to the limitations contained herein, your Award will vest as provided in your Grant Notice; provided that, notwithstanding the vesting terms of your Grant Notice, to the extent the number of your Shares released from the lock-up restrictions in clause (ii) of Section 6 below as a result of the Bain Capital Sale Release (as defined below) exceeds the number of your vested Shares, then a number of Shares equal to such difference shall be deemed automatically vested under this Award as of the fifth (5th) business day following the closing of the applicable sale transaction (with such number of Shares reducing the number of Shares that will vest on the next vesting date). Vesting will cease upon your Termination. Upon your Termination, the Restricted Shares that were not vested on the date of such Termination will be subject to Section 6(c) of the Plan.

3.           Number of Shares. The number of Restricted Shares comprising your Award may be adjusted from time to time for capitalization adjustments, as provided in the Plan. Any additional Restricted Shares, cash or other property that become subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Committee, to the same forfeiture restrictions, restrictions on transferability and time and manner of delivery as applicable to the other Restricted Shares comprising your Award. Notwithstanding the provisions of this Section 3, no fractional Shares or rights for fractional Shares shall be created pursuant to this Section 3. Any fraction of a Share will be rounded down to the nearest whole Share.

4.           Securities Law Compliance. The issuance of the Restricted Shares must comply with all applicable laws and regulations governing the Award and the Company’s policies, and you shall not receive such Restricted Shares if the Company determines that such receipt would not be in material compliance with such laws, regulations or Company policies, if applicable.

5.           Transfer Restrictions. Prior to the time that the Restricted Shares vest, you may not transfer, pledge, sell or otherwise dispose of this Award. For example, you may not use Restricted Shares as security for a loan.

6.           Lock-Up. During the period commencing on the date of the consummation of the Company’s initial public offering (the “Closing”) and continuing until the calendar date that is the second anniversary of the Closing (the “Restricted Period”), you shall not (a) offer, sell, contract to sell, pledge, transfer, assign or otherwise dispose of (whether with or without consideration and whether voluntarily, involuntarily or by operation of law) (any of the foregoing, a “Transfer”) any Shares (including the Restricted Shares issued pursuant to this Agreement, even after such Restricted Shares have vested) held by you (or any securities convertible into or exchangeable or exercisable for such Shares), whether now owned or hereinafter acquired (collectively, the “Restricted Securities”), (b) enter into a transaction which would have the same effect as any action described in the foregoing clause (a), or (c) enter into any swap, hedge or other arrangement that Transfers, in whole or in part, any of the economic consequences or ownership of any Restricted Securities, in each case, unless consented to in writing by the Board (provided, that, if any member of the Board at such time has been nominated by certain investment funds affiliated with Bain Capital Private Equity (“Bain Capital”), pursuant to that certain Investor Rights Agreement, by and among the Company, Bain Capital and the other parties thereto, such consent must include the affirmative vote of at least one such nominee). Notwithstanding the foregoing, (i) you shall be automatically released from the foregoing restrictions with respect to 20% of your vested Shares, whether or not such Shares were issued pursuant to this Agreement (and such number of Shares shall cease to be Restricted Securities), on the date that is 120 days after the Closing, and (ii) in the event that Bain Capital or any of its Affiliates sells Shares during the Restricted Period, you shall be automatically released from the foregoing restrictions with respect to a number of Shares (and such number of Shares shall cease to be Restricted Securities) equal to the percentage of the Shares that is sold by Bain Capital and its Affiliates (collectively) in any sale transaction following the Closing (determined by reference to the number of Shares held by you and Bain Capital (including its Affiliates), respectively, as of immediately following the Closing, and taking into account the number of Shares released pursuant to the foregoing clause (i)), which release shall be effective as of the close of trading on the fifth (5) business day following the closing of such sale transaction by Bain Capital or its Affiliates (the lock-up release in this clause (ii) is referred to as the “Bain Capital Sale Release”). By way of example, if Bain Capital and its Affiliates sell 25% of their Shares in a transaction, the restrictions in this Section 6 shall cease to apply with respect to 25% of your Shares (inclusive of the number of Shares released pursuant to clause (i) above - i.e. if 20% of your Shares had already been released pursuant to clause (i), then an additional 5% of your Shares would be released in connection with the Bain Capital sale transaction).

7.           Dividends. [You shall receive no benefit or adjustment to your Award with respect to any cash dividend, share dividend or other distribution that does not result from the adjustment provided in Section 10(a) of the Plan.][Cash dividends on the number of Restricted Shares issued hereunder shall be credited to a dividend book entry account on your behalf with respect to each Restricted Share granted to you, provided that such cash dividends shall not be deemed to be reinvested in Shares and shall be held uninvested and without interest and paid in cash at the same time that the unrestricted Shares subject to this Award are released to you in accordance with the provisions hereof. Share dividends on Shares shall be credited to a dividend book entry account on your behalf with respect to each Restricted Share granted to you, provided that such share dividends shall be paid in Shares at the same time that the unrestricted Shares subject to this Award are delivered to you in accordance with the provisions hereof.]

8.           Restrictive Legends. The Restricted Shares issued under your Award shall be endorsed with appropriate legends, if applicable, as determined by the Company, including, without limitation, with respect to the lock-up provision set forth in Section 6.

9.          Award Not a Service Contract. This Agreement is not an employment or service contract, and nothing in this Agreement will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service.

10.         Withholding Obligations.

(a)           On or before the time the Restricted Shares comprising your Award vest, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the unrestricted Shares to be released to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment, whereby Withholding Taxes may be satisfied with a portion of the unrestricted Shares to be released, by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell a portion of the unrestricted Shares and to deliver all or part of the sale proceeds to the Company and/or its Affiliates in payment of the amount necessary to satisfy the Withholding Taxes obligation; (iv) withholding unrestricted Shares otherwise to be released to you in connection with the Award with an aggregate Fair Market Value (measured as of the date of vesting) equal to the amount of such Withholding Taxes; provided, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Committee; or (v) such other arrangements as are satisfactory to the Committee.

(b)           Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to release to you any unrestricted Shares.

(c)           In the event the Company’s obligation to withhold arises prior to the release of unrestricted Shares to you or it is determined after the delivery of unrestricted Shares to you that the amount of the Company’s withholding obligations was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

11.        Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its officers, directors, employees or Affiliates, related to tax liabilities arising from your Award or your other compensation.

12.         Notices. Any notices provided for in your Award or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.         Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control. This Agreement shall be governed by and construed in accordance with the laws of the State of delaware. Any dispute, controversy or claim between YOU and the Company arising out of or related to this Agreement shall be resolved by arbitration in accordance with THE PROVISIONS RELATING TO ARBITRATION SET FORTH IN THe PLAN.

14.         Clawback/Recoupment Policy. Your Award is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any other clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

15.         Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.

16.         Effect on Other Employee Benefit Plans. The value of this Award will not be included as compensation, earnings, salaries or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.

17.         Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.         Data Privacy. You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of personal data as described in Section 20(g) of the Plan (such Section 20(g) of the Plan is incorporated herein by reference and made a part hereof) by and among, as applicable, the Company, its Affiliates, third-party administrator(s) and other possible recipients for the exclusive purpose of implementing, administering and managing the Plan and Awards and your participation in the Plan. You acknowledge, understand and agree that Data may be transferred to third parties, which will assist the Company with the implementation, administration and management of the Plan.

19.         Miscellaneous.

(a)           The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)           You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)           You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)           This Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)           All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other acquisition, of all or substantially all of the business and/or assets of the Company.

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This Restricted Share Agreement will be deemed to be signed by you upon the signing by you of the Restricted Share Grant Notice to which it is attached.